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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant

Net2Phone Global Services, L.L.C. -- Delaware
Net2Phone Cable Telephony, L.L.C. -- Delaware
Net2Phone Global Servicos de Comunicacoes -- Madeira, Portugal
Sprewell Consultadorio e Projectos, Lda -- Madeira, Portugal
Net2Phon MEA Ltd. -- Israel
Adir Technologies, Inc. -- Delaware
Netspeak Corporation -- Florida